Exhibit 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report in the Registration Statement (No. 333-273336) on Form S-1/A of Natural Shrimp Incorporated dated June 26, 2023, relating to the financial statements of natural Shrimp Incorporated for the years ended March 31, 2023, and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P. Certified

Public Accountants
Dallas, Texas
August 11, 2023

Turner, Stone & Company,
L.L.P. Accountants and
Consultants 12700 Park
Central Drive, Suite 1400
Dallas, Texas 75251
Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com
INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS